Gaming Venture Corp., U.S.A. and Kuhlman
Announce Merger Agreement

April 2005 - Minneapolis, MN - Gaming Venture Corp., U.S.A. (OTC BB :
GVUS) today announced the signing of a merger agreement with SK2, Inc., a Delaware corporation and parent company of Kuhlman retail stores
("Kuhlman").    Kuhlman is a specialty retailer and wholesale provider
of exclusively designed, distinctive, high quality apparel.

The agreement is designed as a reverse merger with Kuhlman to be the surviving corporation and an operating subsidiary of Gaming Venture Corp., U.S.A. Under the agreement, a wholly owned subsidiary of Gaming Venture Corp., U.S.A. will merge with and into Kuhlman. As a result of the merger and in exchange for the cancellation of their shares, Kuhlman
shareholders will receive shares of Gaming Venture Corp., U.S.A.   Prior
to the closing of the merger, Gaming Venture Corp., U.S.A. will effectuate a 1-for-5 reverse split and change the name of the company to
Kuhlman Company, Inc.   The completion of the merger is contingent,
among other things, on the successful completion of an equity financing by Kuhlman and majority shareholder approval. The board of directors of both companies have approved the transaction.

Kuhlman is a specialty retailer and wholesale provider of both men's and women's apparel, offered under the Kuhlman brand through company-owned retail stores and under private labels through other large retailers. Kuhlman opened its first retail store in July 2003 and now operates thirty (30) retail stores in 16 states, competing in the "better-priced" market, with most stores located in upscale malls. The majority of Kuhlman's stores are for men but the company recently developed a woman's specialty boutique format, opening two stores in late 2004. The strategy of Kuhlman is to develop a nationally recognized brand by strategically opening its apparel stores in upscale shopping malls, upscale street locations, high-traffic transportation hubs and open air lifestyle centers. Kuhlman also provides product design and contract manufacturing for department store retailers seeking to augment their
in-house design and sourcing expertise.   Kuhlman has approximately 150
employees and its corporate office is located in Minneapolis, MN. Additional information regarding Kuhlman and its apparel, and store locations can be found at www.kuhlmancompany.com

Commenting on this agreement, Kuhlman Chief Executive Officer and Chairman, Scott Kuhlman, said, "We are pleased to announce this agreement and feel that the next step in our growth plan is to become a publicly traded company. In the past twelve months Kuhlman has grown from six (6) retail stores to thirty (30), with many other store openings currently in various stages of planning, development and opening. We have found a very loyal, grass roots following wherever we have opened our stores as consumers have realized our value proposition for high quality apparel along with our one-price strategy for our merchandise, as well as our expertise in translating and adapting
European apparel movements to the American marketplace.   We look
forward to merging our strong shareholder base with the supportive and high quality shareholder base of Gaming Venture Corp., U.S.A."

Gaming Venture Corp., U.S.A. Chairman and Chief Executive Officer, Alan Woinski, added, "As the largest shareholder of Gaming Venture Corp., I look forward to becoming one of the larger shareholders of Kuhlman Company, Inc. and participating in their exciting growth story. Besides becoming a shareholder, I also am a customer which is one of the things that attracted me to Kuhlman. Our goal has always been to build shareholder value and I, along with the board of directors of Gaming Venture Corp., feel that this merger will be in the best interests of our shareholders as their equity interest becomes one of a much larger and faster growing company. I look forward to being part of Kuhlman's growth, both as a shareholder and a customer."

Contact: Alan Woinski of Gaming Venture Corp., U.S.A. at (201) 599-8484 or awoinski@gamingventurecorp.com

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving Gaming Venture Corp., U.S.A., and Kuhlman, including future financial and operating results, the combined company's plans, objectives, expectations and intentions and other statements that are not in the nature of historical facts, including Kuhlman's ability to continue expansion. Such forward-looking statements are based upon the current beliefs and expectations of the management of Gaming Venture Corp., U.S.A., and are subject to significant risks and uncertainties that could cause actual results to differ materially from those projected. These include the failure of the conditions to the merger, as set forth in the related merger agreement, to be met in a timely fashion (if at all), changes in market conditions, and changes in the competitive landscape in the industry in which Kuhlman operates. Any information which is not historical in nature constitutes a forward-looking statement and speaks only as of the date of this press release. Gaming Venture Corp., U.S.A. undertakes no obligation to update investors of changes in forward-looking statements or the risks and uncertainties in relation thereto as more definitive information may become available.